                                                                      EXHIBIT 10

                                    LAW OFFICES OF

4000 BELL ATLANTIC TOWER  DECHERT PRICE & RHOADS        1500 K STREET, N.W.
   1717 ARCH STREET                                 WASHINGTON,  DC  20005-1208
    (215) 994-4000          477 MADISON AVENUE           (202) 626-3300

214 CARNEGIE CENTER      NEW YORK, NY  10022-5891 TEN POST OFFICE SQUARE   SOUTH
PRINCETON, NJ 08540-6237                              BOSTON, MA  02109-4603
  (609) 520-3200                                          (617) 728-7100

TWENTY NORTH MARKET SQUARE   TELEPHONE:  (212) 326-3500    52 BEDFORD SQUARE
HARRISBURG, PA  17101-1603                              LONDON WC1B 3EX. ENGLAND
(717) 237-2000               TELEX:  645612   BARDEP NY     (071) 631-3383

                             FAX:  (212) 308-2041    65 AVENUE LOUISE, BOX NO. 4
                                                       1050 BRUSSELS, BELGIUM
                                                            (02) 535-5411


                                             December 31, 1992


The Cutler Trust
61 Broadway
New York, New York  10006

Dear Sir/Madam:

     The Cutler Trust ("Trust") is an unincorporated voluntary association organized under the laws of the State of Delaware pursuant to a Trust Instrument dated October 2, 1992. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest ("Shares") in three series of the trust designated as Cutler Equity Income Fund, Cutler Approved List Equity Fund and Cutler Government Securities Fund, respectively.

     We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and By-Laws of the Trust and other documents relating to the organization and operation of the Trust, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the unlimited number of unissued Shares designated as Cutler Equity Income Fund, Cutler Approved List Equity Fund and Cutler Government Securities Fund, respectively, which are currently being registered, may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the offer and sale of securities; and when so issued, will be legally issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "business trust." Under the laws of certain states, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Trust Instrument states that shareholders of the Trust shall not be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust or by or on behalf of any series of the Trust. It also requires that notice of such limitation be given on each note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees. The Trust Instrument further provides (I) for indemnification out of the assets of the applicable series for all losses and expenses of any shareholder held personally liable for the obligations of the trust solely by virtue of ownership of shares of the Trust and (ii) for the Trust, upon the request of a shareholder, to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the applicable series would be unable to meet its obligations.

     We hereby consent to the filing of this opinion in connection with the Trusted Registration statement on Form N-1A to be filed with the Securities and Exchange Commission.

                                   Very truly yours,
                                   /s/Dechert Price & Rhoads
                                   Dechert Price & Rhoads


                                        -108-